As filed with the Securities and Exchange Commission on May 19, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WESTERN NEW ENGLAND BANCORP, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	73-1627673
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

141 Elm Street

Westfield, Massachusetts 01085

(413) 568-1911

(Address of principal executive offices)

Western New England Bancorp, Inc. 2021 Omnibus Incentive Plan

(Full title of the Plan)

James C. Hagan

President and Chief Executive Officer

Western New England Bancorp, Inc.

141 Elm Street

Westfield, Massachusetts 01085

(413) 568-1911

(Name, address and telephone number of Agent for Service)

Copies to:

Richard A. Schaberg

Hogan Lovells US LLP

555 Thirteenth Street, N.W.

Washington, District of Columbia 20004

(202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer, “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common stock, $.01 par value	700,000	$8.22	$5,754,000.00	$627.76

(1)	Represents the aggregate number of shares of Western New England Bancorp, Inc.’s (the “Registrant”) common stock reserved for future grant under the Western New England Bancorp, Inc. 2021 Omnibus Incentive Plan. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.
(2)	Based on the average of the high and low sale prices of the Registrant’s common stock as reported on The NASDAQ Global Select Market on May 12, 2021.
(3)	Estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Western New England Bancorp, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents filed by it with the Commission:

(a)	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Commission on March 11, 2021;

(b)	the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on March 30, 2021 (solely to the extent incorporated by reference into Part III of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020);

(c)	the Registrant’s Current Reports on Form 8-K filed with the Commission on April 20, 2021 and May 11, 2021; and

(d)	the description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on August 20, 2007, under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

12 C.F.R. Section 145.121 sets forth the ability of a federal savings association to indemnify its officers and directors. This section provides that a savings association shall indemnify any person against whom an action is brought or threatened because that person is or was a director, officer or employee of the association for: (1) any amount for which that person becomes liable under a judgment in such action; and (2) reasonable costs and expenses, including reasonable attorney’s fees paid or incurred by that person in defending or settling such action, or in enforcing his or her rights under such section if he or she attains a favorable judgment in such enforcement action.

Indemnification shall be made to such individuals if: (1) final judgments on the merits is in the individual’s favor; or (2) in case of (i) settlement, (ii) final judgment against the individual, or (iii) final judgment in the individual’s favor, other than on the merits, if a majority of the disinterested directors of the association determine that the individual was acting in good faith within the scope of his or her employment or authority as he or she could have reasonable perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interests of the savings association or its members.

The section also provides that no indemnification may be made unless the association gives the Office of the Comptroller of the Currency (the “OCC”) 60 days’ notice of its intention to make such indemnification.

In addition to providing indemnification, under section 545.121 of OCC regulations, a savings association may obtain insurance to protect it and its officers, directors and employees from potential losses arising from claims against any of them for alleged wrongful acts, or wrongful acts, committed in their capacity as directors, officers or employees. However, the savings association may not obtain insurance which provides for payment of losses of any person incurred as a consequence of his or her willful or criminal misconduct.

Section 545.121 of OCC regulations is subject to and qualified by 12 U.S.C Section 1821(k), which provides in general that a director or officer of an insured depository institution may be held personally liable for monetary damages by, on behalf of, or at the request or direction of the Federal Deposit Insurance Corporation in certain circumstances.

The Registrant is a Massachusetts corporation. Massachusetts General Laws (“MGL”) Chapter 156D, Part 8, Subdivision E, provides that a corporation may, subject to certain limitations, indemnify its directors, officers, employees and other agents, and individuals serving with respect to any employee benefit plan, and must, in certain cases, indemnify a director or officer for his reasonable costs if he is wholly successful in his defense in a proceeding to which he was a party because he was a director or officer of the corporation. In certain circumstances, a court may order a corporation to indemnify its officers or directors or advance their expenses. MGL Chapter 156D, Section 8.58 allows a corporation to limit or expand its obligation to indemnify its directors, officers, employees and agents in the corporation’s articles of organization, a bylaw adopted by the shareholders, or a contract adopted by its board of directors or shareholders.

The Registrant’s Articles of Organization provide for the indemnification of directors, officers, employees and other agents of the Registrant. Article XII “Indemnification” states the following policies and procedures of the Registrant on indemnification:

Section 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnity”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the Massachusetts General Laws, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Registrant to provide broader indemnification rights than such law permitted the Registrant to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnity in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Registrant shall indemnify any such indemnity in connection with a proceeding (or part thereof) initiated by such indemnity only if such proceeding (or part thereof) was authorized by the Board of Directors of the Registrant.

Section 2. Advance Payment. The right to indemnification conferred in Section 1 of this Article XII shall include, in the case of a director or officer at the level of Vice President or above, and in the case of any other officer or any employee may include (in the discretion of the Board of Directors), the right to be paid by the Registrant the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”). Notwithstanding the foregoing, expenses incurred by an indemnity in advance of the final disposition of a proceeding may be paid only upon the Registrant’s receipt of an undertaking by the indemnity to repay such payment if he or she shall be adjudicated or determined to be not entitled to indemnification under applicable law. The Registrant may accept such undertaking without reference to the financial ability of the indemnity to make such repayment.

Section 3. Indemnification of former Director, Officer, Employee or Agent. The rights to indemnification and to the advancement of expenses conferred in Sections 1 and 2 of this Article XII shall be contract rights and such rights shall continue as to an indemnity who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnities heirs, executors and administrators.

Section 4. Enforcement of Right to Indemnification. If a claim under Sections 1, 2 or 3 of this Article XII is not paid in full by the Registrant within sixty days after a written claim has been received by the Registrant, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnity may at any time thereafter bring suit against the Registrant to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Registrant to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnity also shall be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the indemnity to enforce a right to indemnification hereunder (but not in a suit brought by the indemnity to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit by the Registrant to recover an advancement of expenses pursuant to the terms of an undertaking the Registrant shall be entitled to recover such expenses upon a final adjudication that, he or she shall not have acted in good faith in the reasonable belief that his or her action was in the best interests of the Registrant. Neither the failure of the Registrant (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnity is proper in the circumstances because the indemnity has met the applicable standard of conduct set forth in the Massachusetts General Laws, nor an actual determination by the Registrant (including its Board of Directors, independent legal counsel, or its shareholders) that the indemnity has not met such applicable standard of conduct, shall create a presumption that the indemnity has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnity, be a defense to such suit. In any suit brought by the indemnity to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Registrant to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnity is not entitled to be indemnified, or to such advancement of expenses, under this Article XII or otherwise, shall be on the Registrant.

Section 5. Rights not Exclusive. The rights to indemnification and to the advancement of expenses conferred in this Article XII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Registrant’s Articles, Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

Section 6. Insurance. The Registrant may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Registrant or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the Massachusetts General Laws.

Section 7. Grants and Agreements. The Registrant may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Registrant to the fullest extent of the provisions of this Article XII with respect to the indemnification and advancement of expenses of directors and officers of the Registrant. Without limiting the generality of the foregoing, the Registrant may enter into specific agreements, commitments or arrangements for indemnification on any terms not prohibited by law which it deems to be appropriate.

Section 8. Merger or Consolidation. If the Registrant is merged into or consolidated with another corporation and the Registrant is not the surviving corporation, the surviving Registrant shall assume the obligations of the Registrant under this Article XII with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring at or prior to the date of such merger or consolidation.

If the regulations of the OCC are amended after the date hereof to authorize action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Registrant shall be eliminated or limited to the fullest extent permitted by OCC regulations, as so amended. Any repeal or modification of Article XII by the directors of the Registrant will be prospective only and shall not adversely affect any right or protection of a director or officer existing at the time of such repeal or modification.

The Registrant has entered into employment agreements with certain of its officers, which provide for indemnification to the fullest extent permitted by law. The Registrant has also entered into change of control agreements with certain of its officers, which provide for indemnification for attorneys’ fees in some instances.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

EXHIBIT INDEX

Exhibit Number	Exhibit Description
4.1	Restated Articles of Organization (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on October 26, 2016).

4.2	Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on February 2, 2017).

4.3	Form of Stock Certificate of Western New England Bancorp, Inc. (f/k/a Westfield Financial, Inc.) (incorporated by reference to Exhibit 4.1 of the Registration Statement on Form S-1 (No. 333-137024) filed with the SEC on August 31, 2006).

5.1	Opinion of Hogan Lovells US LLP.

10.1 *	Western New England Bancorp, Inc. 2021 Omnibus Incentive Plan.

10.2 *	Form of Incentive Stock Option Agreement under the Western New England Bancorp, Inc. 2021 Omnibus Incentive Plan.

10.3 *	Form of Non-Qualified Stock Option Agreement under the Western New England Bancorp, Inc. 2021 Omnibus Incentive Plan.

10.4*	Form of Director Incentive Award Agreement under the Western New England Bancorp, Inc. 2021 Omnibus Incentive Plan.

10.5 *	Form of Restricted Stock Agreement under the Western New England Bancorp, Inc. 2021 Omnibus Incentive Plan.

10.6*	Form of Long-Term Incentive and Retention Equity Award Agreement under the Western New England Bancorp, Inc. 2021 Omnibus Incentive Plan.

23.1	Consent of Wolf & Company, P.C.

23.2	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to this Registration Statement).

* Management contract or compensatory plan or arrangement.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westfield, Commonwealth of Massachusetts on May 19, 2021.

Western New England Bancorp, Inc.

By:	/s/ Guida R. Sajdak
Guida R. Sajdak Principal Financial Officer and Principal Accounting Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints James C. Hagan and Guida R. Sajdak, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act in his or her name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitutes or substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ James C. Hagan	Chief Executive Officer, President and Director (Principal Executive Officer)	May 19, 2021
James C. Hagan

/s/ Guida R. Sajdak	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 19, 2021
Guida R. Sajdak

/s/ Lisa G. McMahon	Chairman of the Board	May 19, 2021
Lisa G. McMahon

/s/ Laura Benoit	Director	May 19, 2021
Laura Benoit

/s/ Donna J. Damon	Director	May 19, 2021
Donna J. Damon

/s/ Gary G. Fitzgerald	Director	May 19, 2021
Gary G. Fitzgerald

/s/ William D. Masse	Director	May 19, 2021
William D. Masse

/s/ Gregg F. Orlen	Director	May 19, 2021
Gregg F. Orlen

/s/ Paul C. Picknelly	Director	May 19, 2021
Paul C. Picknelly

/s/ Steven G. Richter	Director	May 19, 2021
Steven G. Richter

/s/ Philip R. Smith	Director	May 19, 2021
Philip R. Smith